Exhibit 99.1

Interlink Electronics Reports Second Quarter 2018 Results

August 8, 2018 6:00 AM PST

WESTLAKE VILLAGE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies,  today announced its financial results for the three and six months ended June 30, 2018.   GAAP net income for the quarter was $359 thousand or $0.05 per share, reflecting a decrease of approximately 35% over the prior year’s results.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended June 30,				Six months ended June 30,
Consolidated Financial Results	2018	2017	$ ∆	% ∆	2018	2017	$ ∆	% ∆

Net revenue	$2,683	$3,264	$(581)	(17.8)%	$5,256	$6,148	$(892)	(14.5)%
Gross profit	$1,548	$2,061	$(513)	(24.9)%	$2,959	$3,797	$(838)	(22.1)%
Gross margin	57.7%	63.1%			56.3%	61.8%

Income from Operations	$430	$839	$(409)	(48.7)%	$649	$1,370	$(721)	(52.6)%

Net income	$359	$549	$(190)	(34.6)%	$477	$913	$(436)	(47.8)%
Earnings per share (basic and diluted)	$0.05	$0.07	$(0.02)		$0.06	$0.12	$(0.06)

EBITDA¹	$491	$890	$(399)	(44.8)%
EBITDA margin[2]	18.3%	27.3%

TTM EBITDA¹	$1,582	$2,862	$(1,280)	(44.7)%

[1]	See attached schedules for reconciliation to GAAP numbers.
[2]	EBITDA margin is EBITDA divided by net revenue.

•

Revenue in the second quarter of 2018 decreased approximately 18% to $2.7 million from $3.3 million in the same year-ago period, primarily due to the loss of a major customer who implemented a design change to their automotive product.  However, revenue increased or remained steady in all other markets.

•

Gross margin decreased to 57.7% in the second quarter of 2018 from 63.1% in the same year-ago period.  This decrease is consistent with the decrease in revenues, as there is less revenue to cover fixed costs and production overhead costs.

•

In the second quarter of 2018, net income was $359 thousand or $0.05 per basic and diluted share, compared to net income of $549 thousand or $0.07 per basic and diluted share in the same year-ago period.

•

The Company generated $491 thousand of EBITDA for the second quarter of 2018, compared with $890 thousand in the same period in 2017.  For the trailing twelve-month period ending June  30, 2018, EBITDA was $1.6 million, down from $2.9 million in the comparable period ending June  30, 2017.

•	At June 30, 2018, the company had $5.9 million in cash and cash equivalents, and no debt.

“I am confident that the investments we are making in our R&D and product expansion will set us up for long-term growth,” stated Steven N. Bronson, CEO of Interlink Electronics, Inc.  “We knew certain programs were nearing the end of their product cycle and we are aggressively pursuing replacement programs.  Unfortunately, the timing of one of these end-of-life events was accelerated due to a major automotive customer making a design change.  This has created a lull in our revenue cycle, and our financial performance reflects lower revenue, gross profit, net income and EBITDA.”

In July 2018, subsequent to quarter end, the Company received purchase orders of $880,000 from an existing prestigious medical customer. This order is for deliveries from October 2018 to June 2019.  “Demand in other markets continues to be strong, and we are prepared to capitalize on them.  For example, our recent attainment of ISO 13485 Certification has exciting implications for sensor technology development in the medical device market,” Mr. Bronson stated.

In December, Interlink’s Board of Directors authorized a new program for the repurchase of up to $1 million of the Company’s outstanding common shares. This program authorization will expire in December 2018.    In January 2018,  the Company repurchased 34,010 common shares under this program, at a price of $4.75 per share.  Outside of the repurchase program, in June 2018, the Company repurchased an aggregate of 867,681 common shares, at a price of $3.00 per share.

Mr. Bronson continued, “Strategic share repurchases are an efficient way to provide value to our stockholders utilizing our existing cash on hand.  We are also actively pursuing acquisitions that broaden our technology offerings and increase our revenues.    However, we remain disciplined in our approach and will continue to make opportunistic repurchases while we believe our stock is undervalued.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies. Interlink Electronics has led the printed electronics industry in its commercialization of its patented Force-Sensing Resistor (FSR®) technology, which has enabled rugged and reliable HMI solutions. For over 30 years, Interlink Electronics' solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world's top electronics manufacturers. Interlink Electronics has a proven track record of supplying HMI solutions for mission-critical applications in a wide range of markets, including, but not limited to, consumer electronics, automotive, industrial, and medical devices. Interlink Electronics serves a world-class customer-base from our corporate headquarters in Westlake Village, California (greater Los Angeles area), our global research and development center in Singapore, our printed-electronics manufacturing facility in Shenzhen, China and our global distribution and logistics center in Hong Kong. We also maintain technical and sales offices in Japan and at various locations in the United States. For more information, please see our website at www.interlinkelectronics.com.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by net revenue.  Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

APPENDIX

Consolidated Financial Information and Reconciliations:  Second Quarter and Six Months of 2018

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2018	2017
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$5,944	$7,772
Restricted Cash	5	5
Accounts receivable, net	1,214	1,374
Inventories	797	1,195
Prepaid expenses and other current assets	232	338
Total current assets	8,192	10,684
Property, plant and equipment, net	654	525
Intangibles, net	88	69
Deferred income taxes	409	493
Other assets	59	59
Total assets	$9,402	$11,830

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$189	$255
Accrued liabilities	323	345
Accrued income taxes	32	103
Total current liabilities	544	703

Total liabilities	544	703

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 6,479 and 7,328 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	7	7
Additional paid-in-capital	57,808	60,527
Accumulated other comprehensive income	14	41
Accumulated deficit	(48,971)	(49,448)
Total stockholders' equity	8,858	11,127
Total liabilities and stockholders' equity	$9,402	$11,830

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share data)		(in thousands, except per share data)

Revenue, net	$2,683	$3,264	$5,256	$6,148
Cost of revenue	1,135	1,203	2,297	2,351
Gross profit	1,548	2,061	2,959	3,797
Operating expenses:
Engineering, research and development	237	157	461	335
Selling, general and administrative	881	1,065	1,849	2,092
Total operating expenses	1,118	1,222	2,310	2,427
Income from operations	430	839	649	1,370
Other income (expense):
Other income (expense), net	62	(2)	16	17
Income from continuing operations before income tax expense	492	837	665	1,387
Income tax expense	133	288	188	474
Net income	$359	$549	$477	$913

Earnings per share: basic and diluted	$0.05	$0.07	$0.06	$0.12

Weighted average common shares outstanding - basic	7,317	7,333	7,322	7,331
Weighted average common shares outstanding - diluted	7,407	7,420	7,410	7,416

INTERLINK ELECTRONICS, INC.

Reconciliation of Consolidated Net Income to Consolidated EBITDA

(unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
	(in thousands)		(in thousands)

Net income	$359	$549	$824	$2,451
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Interest expense (income), net	—	—	(3)	(1)
Income tax expense	133	288	588	262
Depreciation and amortization expense	(1)	53	173	150
EBITDA	$491	$890	$1,582	$2,862